(Letterhead of Leonard W. Burningham, Esq.)


December 11, 2001


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Sanguine Corporation, a Nevada corporation (the "Registrant"), SEC File No. 0-24480, to be filed on or about December 12, 2001, covering the registration and issuance of 825,000 shares of common stock to three individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                             Sincerely yours,

                                        /s/  Leonard W. Burningham

cc:    Sanguine Corporation